Exhibit 99.1

NEUBERGER TO BE ACQUIRED BY MANAGEMENT

Portfolio Managers, Management Team and Senior Professionals Will Control Newly
Independent Asset Management Business

Includes Neuberger Berman, Fixed Income and Alternative Asset Management
Capabilities for High Net Worth and Institutional Clients Globally

NEW YORK, December 3, 2008 — A group consisting of portfolio managers, the management team and senior professionals (“Management”) today agreed to acquire a majority interest in Neuberger Berman and the fixed income and alternative asset management businesses of Lehman Brothers’ Investment Management Division.

As part of the transaction, a new, independent investment management company to be called Neuberger Investment Management will be created comprising businesses that managed approximately $160 billion of assets as of November 30, 2008.  Management will control 51% of the new company with Lehman Brothers Holdings Inc. retaining a 49% stake. Final Bankruptcy Court approval is scheduled for later this month and closing is expected in the first quarter of 2009.

The Management bid was selected as the winner in a Bankruptcy Court auction held today, topping a previous bid from the private equity firms of Bain Capital and Hellman & Friedman that was announced in September and was used to start the auction process. The Management bid was selected as the highest offer because it offered greater value and certainty of closing, said Jim Fogarty, a managing director with Alvarez & Marsal and chief operating officer of Lehman Brothers Holdings. The professional services firm of Alvarez & Marsal has been overseeing Lehman Brothers Holdings and working to maximize value for creditors.

The Management acquisition includes the businesses of Neuberger Berman (primarily equities products and services, mutual funds, and a strong emphasis on high net worth and institutional clients), Lehman Brothers Asset Management (fixed income, commodities, and quantitative portfolio management), and Lehman Brothers’ private funds investment group, which includes the fund-of-funds businesses (both hedge fund and private equity), secondary private equity, and co-investment. Several startup private equity businesses, including infrastructure and mezzanine debt, are also included. George Walker, global head of investment management for Lehman Brothers, will be chief executive of Neuberger Investment Management, and Joe Amato will continue to lead Neuberger Berman, its largest operating unit.

Founded in 1939 by Roy Neuberger, Neuberger Berman has for seven decades been committed to protecting and building wealth for its clients. With more than 25 experienced portfolio teams in its Private Asset Management platform, the firm’s research focus and collaborative approach have consistently delivered superior returns for clients. A composite of Neuberger Berman funds has outperformed the S&P Index on average over the past 10 years. Neuberger Berman offers separately managed accounts, mutual funds and advice to high net worth and institutional investors. Neuberger Berman remains committed to its powerful culture, its people, its alignment of interest with clients, and to continuing its focus upon performance and client service.

“We are thrilled to be moving forward toward becoming an independent, standalone company,” Mr. Walker said in a statement. “Our portfolio management and client teams are extremely enthusiastic about this next chapter in our history.”

“Neuberger Berman’s culture of excellence has never been stronger and will continue to be a key part of how we deliver for our clients and a key competitive advantage in the investment management world,” said Mr. Amato.

Said Marvin Schwartz, a managing director of Neuberger Berman, “As we embrace the future and re-establish a direct ownership basis in the business, we build on almost 70 years of high standards in both investment performance and client service. As a portfolio manager here for almost 50 years, I am thrilled with this outcome.”

“We regard this transaction as the best outcome for the creditors of Lehman Brothers,” said Mr. Fogarty. “Neuberger Investment Management has a top-notch team in place that knows the business and is highly motivated to deliver value.”

“While we are disappointed not to win the bidding for this important business, we wish George Walker and the rest of the NIM management team well,” said Allen Thorpe, managing director with Hellman & Friedman. “We have utmost respect for the Company, its senior management team and portfolio managers and remain confident in NIM’s continued success,” added Phil Loughlin, managing director with Bain Capital.

“Bain Capital and Hellman & Friedman are two of the premier private equity firms in the world. They played a key role at a critical time in this process. We have deep admiration for both firms,” said Mr. Walker.

Media Contacts

Lehman Brothers Holdings/Alvarez & Marsal

Rebecca Baker

(646) 495-3577

Neuberger Investment Management

Randall Whitestone

(212) 526 0542

This press release appears as a matter of record only and does not constitute an offer to sell or a solicitation of an offer to purchase any security.